Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2009 RESULTS
Dallas, Texas, January 28, 2010 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2009 results: Revenues in the fourth quarter 2009 decreased $743 thousand, or 2.6%, to $28.3 million from $29.0 million in the comparable 2008 quarter. Revenues from the Company’s lime and limestone operations in the fourth quarter 2009 increased $821 thousand, or 3.2%, to $26.4 million from $25.6 million in the comparable 2008 quarter, while revenues from its natural gas interests decreased $1.6 million, or 45.3%, to $1.9 million in the fourth quarter 2009 from $3.5 million in the comparable 2008 quarter. For full-year 2009, revenues decreased to $117.3 million from $142.4 million in 2008, a decrease of $25.0 million, or 17.6%. Revenues from the Company’s lime and limestone operations in 2009 decreased $15.8 million, or 12.5%, to $110.4 million from $126.2 million in 2008, while revenues from the Company’s natural gas interests in 2009 decreased $9.3 million, or 57.2%, to $6.9 million from $16.2 million in 2008.
The fourth quarter 2009 increase in lime and limestone revenues compared to last year’s comparable quarter was primarily due to increased steel demand and price increases for the Company’s lime and limestone products, largely offset by continuing declines in construction demand. The full-year 2009 decrease in lime and limestone revenues compared to 2008 was driven primarily by decreased lime sales volumes, partially offset by price increases for the Company’s lime and limestone products. Steel production, which declined drastically in the fourth quarter 2008, improved somewhat during 2009. However, construction demand declined further throughout 2009.
Production volumes from the Company’s natural gas interests for the fourth quarter 2009 totaled approximately 255 thousand MCF, sold at an average price of approximately $7.39 per MCF, compared to approximately 451 thousand MCF, sold at an average price of approximately $7.64 per MCF, in the comparable 2008 quarter. Production volumes for full-year 2009 from natural gas interests totaled approximately 1.2 BCF, sold at an average price of approximately $5.74 per MCF, compared to full-year 2008 when approximately 1.5 BCF was produced and sold at an average price of approximately $10.66 per MCF. The number of producing wells was 30 in both 2009 and 2008. Six new wells were drilled during the fourth quarter 2009, and two additional new wells are scheduled to be drilled during the first half 2010. None of these wells is scheduled to be completed as producing wells until late 2010.
The Company reported net income of $3.0 million ($0.47 per share diluted) in the fourth quarter 2009, compared to net income of $1.1 million ($0.17 per share diluted) in the fourth quarter 2008, an increase of $2.0 million, or 186.6%. For full-year 2009, the Company’s net income decreased by $763 thousand, or 5.3%, to $13.7 million ($2.14 per share diluted), compared to net income of $14.4 million ($2.27 per share diluted) in 2008.
The Company’s gross profit was $7.1 million in the fourth quarter 2009, compared to $4.4 million in the comparable 2008 quarter, an increase of $2.7 million, or 60.3%. For full-year 2009, gross profit was $28.8 million, compared to $31.3 million in 2008, a decrease of $2.5 million, or 8.1%. Included in gross profit in the fourth quarter and full-year 2009 were $5.7 million and $24.3 million, respectively, from the Company’s lime and limestone operations, compared to $1.8 million and $18.2 million, respectively, in the comparable 2008 periods. The improvements in gross profit and gross profit margins for the Company’s lime and limestone operations in the 2009 periods compared to the comparable 2008 periods were due to price increases for the Company’s lime and limestone products, reduced operating costs and improved efficiencies in 2009, partially offset by continuing reduced demand for the Company’s lime products. Gross profit from the Company’s natural gas interests declined to $1.3 million and $4.4 million for the fourth quarter and full-year 2009, respectively, from $2.6 million and $13.1 million, respectively, in the comparable 2008 periods, primarily due to the decline in natural gas prices and lower production volumes. The improvements in the Company’s lime and limestone operations in 2009 resulted in increased overall gross profit margins for the Company in the current year periods compared to the prior year periods.

Interest expense in the fourth quarter 2009 decreased to $698 thousand from $762 thousand in the fourth quarter 2008, a decrease of $64 thousand, or 8.4%. Interest expense for full-year 2009 decreased to $2.9 million from $3.5 million in 2008, a decrease of $600 thousand, or 17.2%. The decrease in interest expense in the 2009 periods primarily resulted from decreased average outstanding debt, resulting from the repayment during 2009 of approximately $9.7 million of debt that was outstanding at December 31, 2008.
“During the fourth quarter 2009, steel demand for our lime products increased compared to the extremely low demand in last year’s quarter, but construction and overall demand continue to be depressed. Despite the reduced sales volumes, we are pleased to see that our price increases in 2009 and our ongoing efforts to reduce costs resulted in substantial improvements in gross profit and gross profit margins for our lime and limestone operations during 2009,” said Timothy W. Byrne, President and Chief Executive Officer. “Our balance sheet remains strong, as cash flows from operations during 2009 allowed us to reduce our bank debt by 19% and increase our cash balances by more than $15 million,” Mr. Byrne added. “During this period of reduced demand for our lime products, we continue to strive to control our costs, introduce additional efficiencies and strengthen our balance sheet,” Mr. Byrne concluded.
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, glass, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2009	2008	2009	2008
Revenues
Lime and limestone operations	$26,383	$25,562	$110,406	$126,165
Natural gas interests	1,886	3,450	6,925	16,191

Total	$28,269	$29,012	$117,331	$142,356

Gross profit
Lime and limestone operations	$5,742	$1,841	$24,344	$18,178
Natural gas interests	1,337	2,576	4,409	13,105

Total	$7,079	$4,417	$28,753	$31,283
Operating profit	$5,144	$2,395	$20,955	$23,317
Interest expense	698	762	2,886	3,486
Other expense (income), net	82	343	(75)	420
Income tax expense	1,332	232	4,474	4,978

Net income	$3,032	$1,058	$13,670	$14,433

Income per share of common stock:
Basic	$0.47	$0.17	$2.14	$2.29
Diluted	$0.47	$0.17	$2.14	$2.27
Weighted average shares outstanding:
Basic	6,386	6,321	6,378	6,305
Diluted	6,401	6,364	6,398	6,363

	December 31,	December 31,
BALANCE SHEETS	2009	2008
Assets:
Current assets	$40,760	$28,961
Property, plant and equipment, net	130,900	136,564
Other assets, net	410	604

Total assets	$172,070	$166,129

Liabilities and Stockholders’ Equity:
Current liabilities	$16,150	$16,223
Debt, excluding current installments	36,666	46,354
Deferred tax liabilities, net	6,026	3,688
Other liabilities	3,247	5,417
Stockholders’ equity	109,981	94,447

Total liabilities and stockholders’ equity	$172,070	$166,129

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